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                                                                    EXHIBIT 99.1


    Exhibit 99.1 - Unaudited Pro Forma Condensed Consolidated Balance Sheet
    -----------------------------------------------------------------------
                            as of January 31, 2001
                            ----------------------

The table below sets forth a condensed consolidated balance sheet reflecting the actual financial position of the Company as of January 31, 2001. The actual balance sheet is derived from the interim financial statements of the Company, and has not been audited.

The table also sets forth certain pro forma adjustments related to the conversion of $9.3 million of debt (with a carrying value of $6.6 million) and approximately $0.3 million of accrued interest into common shares of the Company (for additional detail, see Notes 5, 7 and 14 to the Consolidated Financial Statements for the year ended December 31, 2001). The adjustments transfer into equity the current and non-current portions of the note balance as of January 31, 2001, along with the accrued interest through that date.

The pro forma as adjusted column reflects the effect of the pro forma adjustments as if the debt-to-equity conversion had occurred on January 31, 2001.

                           HAWKER PACIFIC AEROSPACE
                     CONDENSED CONSOLIDATED BALANCE SHEET
                                  (Unaudited)

                                                                                 As of January 31, 2001
                                                                       ----------------------------------------------
                                                                                       Pro forma          Pro forma
                                                                        Actual        adjustments        as adjusted
                                                                       ------------   -----------      --------------
                   Assets

Current assets                                                         $ 48,615,000                      $  48,615,000
Fixed assets, net                                                        47,302,000                         47,302,000
Other assets                                                              1,720,000                          1,720,000
                                                                       ------------     ----------       -------------
Total assets                                                           $ 97,637,000                      $  97,637,000
                                                                       ============     ==========       =============

    Liabilities & Shareholders' Equity (Deficit)

Current Liabilities
  Accounts payable & accrued liabilities                               $ 22,900,000                         22,900,000
  Accrued interest payable to related party                                 335,000     ($ 335,000)                -
  Current portion of note payable to related party                        2,325,000     (2,325,000)                -
                                                                       ------------     ----------       -------------
Total current liabilities                                                25,560,000                         22,900,000

Notes payable
  Bank note                                                              65,528,000                         65,528,000
  Related party                                                           4,270,000     (4,270,000)                -
Total notes payable                                                      69,798,000                         65,528,000

Deferred taxes                                                            3,006,000                          3,006,000

Shareholders' equity (deficit)
  Common stock; 20,000,000 shares authorized;
  7,022,265 issued and outstanding actual;
  3,136,952 issued and outstanding, pro forma
  adjustments; and 10,159,217 issued and
  outstanding, pro forma as adjusted                                     28,682,000      6,930,000          35,612,000
  Accumulated deficit                                                   (24,205,000)                       (24,205,000)
  Accumulated other comprehensive loss                                   (5,204,000)                        (5,204,000)
                                                                       ------------     ----------       -------------
Total shareholder's equity (deficit)                                       (727,000)                         6,203,000
                                                                       ------------     ----------       -------------
Total liabilities and shareholders' equity (deficit)                   $ 97,637,000                      $  97,637,000
                                                                       ============     ==========       =============